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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 6, 2000

Commission file number 0-25390

SMC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	93-0939076 (IRS Employer Identification No.)
20545 Murray Road Bend, Oregon (Address of principal executive offices)	97701 (zip code)

(541) 389-1144
(Registrant's telephone number, including area code)

No Change
(Former name, former address and former fiscal year, if changed since last report)

No reports are being made on Item 1 through Item 4 or Item 6 through Item 8.

Item 5. Other Events

    On December 6, 2000 Destinations RV, an SMC Corporation (the Company) dealer of both Beaver and Harney product voluntarily surrendered its inventory to its lenders that provide its inventory financing, Deutsche Financial Services (DFS) and Conseco Financial. Destinations RV represented sales of approximately 12%, 14%, and 12% in 1999, 1998, and 1997 respectively. In the year 2000, Destinations RV represented approximately 13% of sales on an unaudited basis.

    Under the repurchase agreements between SMC and the floor plan lenders mentioned above, SMC is obligated to repurchase any new untitled coach surrendered by Destinations RV. The amount of the repurchase obligation with DFS was $6,536,315.13 and $267,397.34 with Conseco at the time of the voluntary surrender. In addition, SMC had executed a limited guarantee in favor of DFS on certain used coaches totaling $1,166,756.60 in which SMC is obligated to reimburse DFS for any deficiency upon the disposal of these particular coaches by DFS. There are 44 coaches covered under the repurchase agreements and an additional 11 coaches are subject to the limited guarantee.

    At December 6, 2000 SMC had receivables totaling approximately $63,000 from Destinations RV representing amounts owed for service parts. In addition, Destinations RV owed approximately $16,000 of rent to SMC for its dealership location in Bend, Oregon. SMC has no other financial commitments or guarantees with Destinations nor are there any related party transactions with Destinations RV.

    Since December 6, 2000, SMC has actively negotiated with DFS and Conseco on the disposal of all coaches covered under its repurchase or guarantee agreements with those institutions. At the time of this filing, SMC has completed the following actions to minimize any unfavorable impact to the company:

1.
Arranged for the transfer of approximately $2,500,000 (19 coaches) subject to repurchase to another dealer. Included in this were all three coaches subject to Conseco's repurchase obligation. The aggregate purchase price to the new dealer was approximately equal to the repurchase obligation of SMC and only a minimal expense was incurred as the result of the transfer. Because this dealer established a separate financing facility for these transfers, its capacity to purchase other SMC product on its existing financing facilities will not be diminished and thus future sales to this dealer are not expected to be unfavorably impacted as a result of these transfers.

2.
Operated the Bend, Oregon Destinations RV retail dealership location since December 18, 2000. SMC controls the lease of that location. Former Destinations RV sales people have been contracted to sell product from that location until a replacement dealer is found. Presently this operation has retailed approximately $900,000 (6 coaches) subject to repurchase and $70,000 (1 coach) of product subject to the guarantee. In addition to the 7 coaches sold that were subject to the repurchase or guarantee obligations cited above, 5 coaches were sold from SMC's finished goods inventory including a Solitaire model.

3.
Entered into a consignment agreement with DFS whereby SMC would either sell or transfer to other dealers the remaining 19 coaches on behalf of DFS. Under the agreement, SMC would not be subject to any repurchase obligation on these coaches prior March 31, 2001. SMC would be paid the retail profit of the transaction but would then pay a monthly fee to DFS based upon the value of the remaining coaches plus a small percentage of any profit on coaches retailed during this time. The risk of ownership resides with DFS, SMC does not own these coaches.

4.
Entered into negotiations with several established dealers and other parties concerning the Beaver and Harney franchises available in Bend, Oregon and in Washington. SMC expects to have new dealer franchises established by the end of February 2001. It is expected that these dealers will accept the transfer of any remaining coaches subject to the DFS repurchase obligation.

5.
Reviewed every retail transaction at Destinations involving SMC product that had not been completed when Destinations surrendered its inventory to DFS. In every case thus far, SMC resolved any open issue with these customers and was able to deliver the coach or continue toward the satisfactory completion of the retail contract on behalf of DFS. In almost every instance, SMC was able to maintain and enhance its customer relations by fulfilling the agreements made by Destinations which included but was not limited to cash deposits taken in by Destinations and completing the payoff of trade ins to the customers' financial institutions. While these actions were not required and may have substantially compromised any retail profit accruing to SMC, the company believes these actions were in its best long term interest.

    The voluntary surrender of inventory by Destinations RV is not expected to have a materially adverse impact on the company. The coaches transferred to another dealer were completed at a price approximately equal to the repurchase obligation. The coaches that remained have thus far been sold at prices exceeding the repurchase obligations. The potential write-offs of service parts receivable and rent along with any deficiency on the disposal of the used coaches covered by a guarantee is not expected to exceed the amount of dealer incentives forfeited by Destinations. In addition, the fees charged by DFS during the consignment period described above are not expected to exceed the profits on the sale of those coaches covered by the consignment.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2001	SMC CORPORATION
	By:	/s/ WILLIAM L. RICH William L. Rich Vice President of Finance and Chief Financial Officer

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